Filed Pursuant to 424(b)(3)
                                        Registration No. 33-85118



              PERMA-FIX ENVIRONMENTAL SERVICES, INC.

      Fifth Supplement to Prospectus dated December 30, 1994
           ___________________________________________

     As originally provided in the Prospectus, Billie Kay Dowdy ("Dowdy") was a Selling Shareholder as to 601,500 shares of Common Stock which had been issued on or about December 30, 1993, in connection with the acquisition by the Company of Perma-Fix of Memphis, Inc. (f/k/a American Resource Recovery Corporation). Dowdy gifted 51,675 shares of the Common Stock to Jeffrey Scott Dowdy and gifted 51,675 shares of Common Stock to Bobby G. Meeks. Pursuant to a contractual obligation, the Company agreed to register the shares of Common Stock issued to Dowdy under the Act under certain conditions and to keep such registration in effect for the lesser of (i) thirty-six months after such registration becomes effective or (ii) the date on which Dowdy has sold such shares of Common Stock issued to her. The Registration Statement No. 33-85118 on Form S-3 registered the Common Stock issued to Dowdy and became effective December 30, 1994. The Second Supplement ("Second Supplement") to Prospectus dated December 30, 1994, dated March 24, 1995 served to supplement and amend the Selling Security Holders table set forth at pages 29 through 36 of the Prospectus to reflect the gifting of the aggregate 103,350 shares of Common Stock to Jeffrey Scott Dowdy and Bobby
G. Meeks by adjusting the number of shares of Common Stock to be offered by Dowdy thereunder and by adding Jeffrey Scott Dowdy and Bobby G. Meeks as Selling Shareholders. The obligation to maintain effectiveness of the registration for the Common Stock issued to Dowdy terminated on December 30, 1997, and, the Company hereby deletes Dowdy, Jeffrey Scott Dowdy and Bobby G. Meeks as Selling Shareholders and removes their names from the Selling Security Holders table.

     Except with respect to the deletion of Dowdy, Jeffrey Scott Dowdy and Bobby
G. Meeks from the Selling Security Holders table, and except as supplemented and amended by the First Supplement to the Prospectus dated December 30, 1994, dated January 11, 1995, the Second Supplement, the Third Supplement to the Prospectus dated December 30, 1994, dated February 17, 1997, and the Fourth Supplement to the Prospectus dated December 30,1994, dated February 28, 1997, the Selling Security Holders table set forth at pages 29 through 36 of the Prospectus remains unchanged.


February 9, 1998.